Exhibit 99.1

MEDCATH CONTACT: O. Edwin French President/Chief Executive Officer (704) 708-6600	Jeff Hinton Chief Financial Officer (704) 708-6600
MEDCATH CORPORATION REPORTS FOURTH QUARTER EARNINGS, ENTERS
NEW CREDIT FACILITY AND ANNOUNCES REDEMPTION OF 9 7/8% SENIOR
NOTES
     CHARLOTTE, N.C., Nov. 13, 2008 — MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on high acuity healthcare services, predominately the diagnosis and treatment of cardiovascular disease, today announced its operating results for its fourth fiscal quarter, which ended September 30, 2008.
     In addition, MedCath announced the completion of the syndication of a new $160.0 million, three-year senior secured credit facility. The credit facility consists of a $75.0 million term loan and an $85.0 million revolver. Proceeds of the term loan will be used to repurchase all of MedCath’s outstanding 9.875% Senior Notes, while the revolver will replace MedCath’s existing revolver.
     MedCath’s EPS from continuing operations equaled $0.02 in the fourth quarter of fiscal 2008. Strong cash flows during the fourth quarter of fiscal 2008 resulted in MedCath’s Adjusted Free Cash Flows equaling $0.41 per diluted share.
Fourth Quarter 2008 Results
     MedCath’s reported net revenue increased 4.0% to $150.9 million in the fourth quarter of fiscal 2008 from $145.1 million in the fourth quarter of fiscal 2007. Income from operations decreased to $5.2 million from $14.4 million in the fourth quarter of fiscal 2007 and Adjusted EBITDA decreased to $12.5 million from $22.7 million in the same period of the prior year. MedCath’s income from continuing operations was $0.4 million, or $0.02 per diluted share, in the fourth quarter of fiscal 2008 compared to $2.5 million, or $0.11 per diluted share, in the fourth quarter of fiscal 2007.

     MedCath’s Adjusted EBITDA for the fourth quarter of fiscal 2008 includes the following significant items related to the resolution of prior years’ activities:
•	A $0.9 million decrease in Adjusted EBITDA related to settlement expense and legal cost of a non-patient dispute between MedCath Partners and a hospital that receives catheterization management services from a venture in which MedCath Partners is the majority owner; and

•	A $1.4 million reduction in net revenue and Adjusted EBITDA related to prior period cost reports and prior period cost report valuation allowances, primarily related to Medicare.
     In addition, MedCath’s Adjusted EBITDA for the fourth quarter of fiscal 2008 reflects the following significant items:
•	A $3.0 million reduction in Adjusted EBITDA in comparison to the third quarter of 2008 at two hospitals that experienced a sequential decline in patient volumes;

•	A $2.0 million reduction in Adjusted EBITDA due to an increase in reserves for doubtful accounts related to lower collection percentage of certain patient accounts, most notably in the collection of the self-pay portion of commercial insurance contracts and in the collections from patients applying, but not approved for, government assistance; and

•	A $0.9 million reduction in Adjusted EBITDA due to an increase in accounts receivable allowance to reflect the expectation of lower reimbursement for commercial non-contract ER business at one of our hospitals.
     Adjusted EBITDA in this release does not include share-based compensation or pre-opening expenses, but these items are included as a component of income from continuing operations. Share-based compensation expense provided a $0.5 million benefit in the fourth quarter of fiscal 2008, or $0.01 per diluted share, compared to a $0.5 million expense, or $0.01 per diluted share, in the fourth quarter of fiscal 2007. Pre-opening expenses totaled $0.1 million in the fourth quarter of fiscal 2008, compared to $0.6 million in the fourth quarter of fiscal 2007.
     “During the fourth quarter we experienced an increase in drug-eluting stent and certain surgery volumes,” said Ed French, MedCath’s President and Chief Executive Officer. “Despite these improved volumes, we were challenged by higher operating expense, especially uncompensated care expense. As we look forward, we see continued near-term challenges from current economic uncertainties and their impact on surgeries that might be delayed and ultimate collections on procedures performed.”
     Capitalized interest totaled $1.1 million in the fourth quarter primarily due to construction projects in Kingman, Arizona and St. Tammany Parish, Louisiana. There

was a nominal amount of capitalized interest in the fourth quarter of fiscal 2007. MedCath’s annualized effective income tax rate increased to 42.5% at its fiscal year end from 39.0% at its fiscal third quarter of 2008.
Operating Statistics, Cash Flow and Capital Expenditures
     Same facility hospital admissions in the fourth quarter of fiscal 2008 were 6,980, down 1.9% compared to the fourth quarter of fiscal 2007. Total admissions through the emergency department equaled 25.2% of admissions for the fourth quarter of fiscal 2008 in comparison to 26.2% in the fourth quarter of fiscal 2007.
     Self-pay admissions equaled 2.5% of total admissions in the fourth quarter of fiscal 2008, in comparison to 2.4% of total admissions in the fourth quarter of fiscal 2007. Total uncompensated care, which includes charity care plus bad debt expense, equaled 10.4% of net revenue before the deduction for charity care in the fourth quarter of fiscal 2008 compared to 7.4% in the fourth quarter of fiscal 2007.
     Same facility hospital outpatient visits totaled 7,542 in the fourth quarter of fiscal 2008, up 22.5% in comparison to the fourth quarter of fiscal 2007. Adjusted admissions of 9,976 were up 3.7% in the fourth quarter of fiscal 2008 in comparison to the fourth quarter of fiscal 2007.
     Net cash provided by operating activities from continuing operations for the fourth quarter of fiscal 2008 was $13.6 million, down from $15.9 million for the fourth quarter of fiscal 2007. Cash capital expenditures, including $21.4 million in expenditures related to MedCath’s growth initiatives, totaled $29.5 million in the fourth quarter of fiscal 2008 in comparison to $17.8 million in the fourth quarter of fiscal 2007.
Bank Credit Facility
     MedCath also announced today the completion of the syndication of a $160.0 million, three-year senior secured credit facility. The syndication was jointly led by Bank of America, N.A. as the administrative agent and Wachovia Bank, National Association, as the syndication agent.
     The credit facility consists of a $75.0 million term loan and an $85.0 million revolver, and is secured with a lien on the assets of MedCath and its wholly owned subsidiaries. The credit facility is governed by customary financial and non-financial covenants and its interest rate is subject to a pricing grid based on MedCath’s total leverage ratio. The initial pricing is at MedCath’s option of either the London Interbank Offered Rate (LIBOR) plus 300 bps, or Bank of America’s base rate, as defined in the agreement, plus 200 bps.
     MedCath will use the proceeds of the $75.0 million term loan, along with cash on hand, to repurchase all of the Company’s $102.0 million outstanding 9 7/8% senior notes, plus pay the notes’ repurchase premium of approximately $5.0 million. The $85.0 million revolver replaces MedCath’s current $100.0 million revolver and will be available to support general corporate purposes. In addition to the repurchase premium, MedCath will incur approximately $2.0 million in expense in its first quarter of fiscal 2009, ending December 31, 2008, related to the write-off of previously incurred financing cost.

     “We are pleased to announce the consummation of our new credit facility and notification of our notes repurchase,” said Jeff Hinton, MedCath’s Chief Financial Officer. “The facility represents a significant increase in bank commitments despite unprecedented volatility in the credit markets. The facility allows MedCath to significantly reduce borrowing costs, fund previously announced growth capital requirements and selectively pursue hospital acquisitions or limited share repurchases.”
2009 Guidance
     MedCath also announced today that due to its development activities and diversification strategy, which are expected to result in the opening of 150 inpatient beds over the next 12 months, it is eliminating the previous practice of providing annual financial guidance. The decision to end this practice is based on management’s belief that its actual performance and the successful execution of its long-term strategy are the best measures of the Company’s value.
Use of Non-GAAP Financial Measures
     This release contains measures of MedCath’s historical financial performance that are not calculated and presented in conformity with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA and Adjusted Free Cash Flows. Adjusted EBITDA represents MedCath’s income from continuing operations before interest expense; interest and other income, net; income tax expense; depreciation; amortization; share-based compensation expense; pre-opening expenses; loss on disposal of property, equipment and other assets; loss on early extinguishment of debt; equity in net earnings of unconsolidated affiliates; and minority interest share of earnings of consolidated subsidiaries. Free Cash Flows is defined as cash flows from continuing operations less non-expansion capital expenditures. Management further adjusts the calculation of Free Cash Flows in arriving at Adjusted Free Cash Flows by adjusting Free Cash Flows to evenly disseminate interest payments paid twice a year. MedCath’s management uses Adjusted EBITDA to measure the performance of the company’s various operating entities, to compare actual results to historical and budgeted results, and to make capital allocation decisions. Management provides Adjusted EBITDA to investors to assist them in performing their analyses of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA as a financial performance measure. Because Adjusted EBITDA is a non-GAAP measure, Adjusted EBITDA, as defined above, may not be comparable to other similarly titled measures of other companies. MedCath has included a supplemental schedule with the financial statements that accompanies this press release that reconciles historical Adjusted EBITDA to MedCath’s income from continuing operations. Adjusted Free Cash Flow is utilized by management to measure the quality of MedCath’s earnings.
     Management will discuss and answer questions regarding MedCath’s quarterly results Friday, November 14, 2008, during a 9 a.m. ET conference call. In the United States, you may participate by dialing (877) 697-5351. International callers should dial (706) 634-0602. The conference ID for both domestic and international callers is 71798429. A live web cast will also be available on the company’s web site, www.medcath.com. This information will be available on the web site on or immediately following the conference call for 30 days. A recorded replay of the call will be available until 11:59 p.m. ET, November 21, 2008. To access the replay, domestic callers should dial (800) 642-1687 and international callers should dial (706) 645-9291. The archived conference ID is 71798429. This press release and the financial information included therewith will be accessible on the web, by going to www.medcath.com, “Investor Relations,” then clicking on “News.”
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns an interest in and operates nine hospitals with a total of 676 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, South Dakota, and Texas. MedCath is in the process of developing its tenth hospital, which is anticipated to open in fall 2009, in Kingman, Ariz. In addition, MedCath and its subsidiary MedCath Partners provide services in diagnostic and therapeutic facilities in various states.
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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control including, but not limited to, enactment of changes in federal law that would limit physician hospital ownership. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy. The preparation of MedCath’s fourth quarter operating results requires management to make estimates and assumptions that affect reported amounts of revenues and expenses. There is a reasonable possibility that actual results may vary significantly from those estimates.
     These various risks and uncertainties are described in detail in “Risk Factors” in MedCath’s Annual Report or Form 10-K for the year ended September 30, 2007 filed with the Securities and Exchange Commission on December 14, 2007. Copies of this form including exhibits are available on the internet site of the Securities and Exchange Commission at http://www.sec.gov.